UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2006

IMAGE ENTERTAINMENT, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-11071	84-0685613
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
(Address of Principal Executive Offices) (Zip Code)

(818) 407-9100
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2006, Image Entertainment, Inc. (“Image”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchaser identified therein (the “Purchaser”) for the private placement of senior subordinated convertible notes (the “Notes”) in the principal amount of $17 million and related warrants (the “Warrants”) to purchase common stock of Image (the “Transactions”). In connection with the Transactions, Image entered into a Registration Rights Agreement with the Purchaser. Copies of the Purchase Agreement, a form of Note, a form of Warrant, and the Registration Rights Agreement (collectively, the “Transaction Documents”) are filed as exhibits to this report and are incorporated in this report by reference. The description set forth below is qualified in its entirety by reference to the Transaction Documents.

The Notes will accrue interest at a rate of 7.875% per annum, subject to adjustment, with accrued interest payable quarterly in arrears in cash. The term of the Notes is five (5) years, and the Notes will be convertible into up to four million shares of common stock of Image (the “Conversion Shares”) at a conversion price of $4.25 (the “Conversion Price”), subject to anti-dilution described below and other adjustments. Following the first anniversary of the closing but before the second anniversary, Image may force the conversion  if the weighted average trading price is at least $6.38 per share (or 150% of the then conversion price) for twenty trading days.  Following the second anniversary of the closing, Image may force the conversion if the weighted average trading price is at least $7.65 per share (or 180% of the then conversion price) for twenty trading days. In no event can Image force the Purchaser to acquire by conversion more than 4.99% of the issued and outstanding shares of Image’s common stock.

Beginning thirty months following closing, Purchaser may require bi-annual payments, each in the amount of $4,000,000 principal, plus interest.  If the average weighted trading price of our common stock is greater than $4.00 per share for the twenty trading days immediately prior to the due date for the first payment, then Image can delay the first payment until the thirty-sixth month following closing.

Upon a change of control (as defined in the Notes), the holders of the Notes will have certain redemption rights

In connection with the issuance of the Notes, Image will issue the Warrants to the Purchaser exercisable for an aggregate of one million shares of Image common stock (the “Warrant Shares”). The Warrants will be exercisable for a term of five (5) years at an exercise price of $4.25 per share, subject to anti-dilution provisions similar to the provisions set forth in the Notes.

If Image sells new securities during the first year following closing for a price less than $4.25 (or such other conversion or exercise price then in effect), then the conversion price of the note and exercise price of the warrant will be reduced to an amount equal to the price of the new securities sold.  If Image sells new securities after the first year following closing for a price less than $4.25 (or such other conversion or exercise price then in effect), then the conversion price of the note and exercise price of the warrant will be reduced to a weighted average amount pursuant to the formula contained in the note and warrant.

The Purchaser has the right to participate in any future sale of securities for two years following closing.

Pursuant to the Registration Rights Agreement, Image will file a registration statement to cover the resale of the Conversion Shares and the Warrant Shares.

On August 31, 2006, Image issued a press release announcing the execution of the Purchase Agreement. A copy of this press release is filed as an exhibit to this report and is incorporated in this report by reference.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference. The issuance of the Notes and Warrants will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Image paid a total of $1,020,000 in commissions.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1                            Securities Purchase Agreement, dated as of August 30, 2006, between Image Entertainment, Inc. and the buyers named therein.

Exhibit 10.2                            Form of Note.

Exhibit 10.3                            Form of Warrant.

Exhibit 10.4                            Registration Rights Agreement, dated as of August 30, 2006, between Image Entertainment, Inc. and the buyers named therein.

Exhibit 99.1                            Press Release, dated as of August 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated:	August 31, 2006	By:	/s/ DENNIS HOHN CHO
		Name:	Dennis Hohn Cho
		Title:	Corporate Secretary